NAME OF REGISTRANT
Franklin Custodian Funds
File No. 811-00537


Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

FRANKLIN FOCUSED GROWTH FUND

CONSENT OF SOLE SHAREHOLDER

April 4, 2016

	The undersigned, being the sole shareholder of Advisor Class of Franklin Focused Growth Fund (the "Fund"), a series of
Franklin Custodian Funds (the "Trust"), hereby consents to and adopts the following resolutions as the action of the sole shareholder of the Fund pursuant to Article V, Section 3 of the Trust's Amended and Restated Agreement and Declaration of Trust, as amended to date, as of the date set forth above:

	RESOLVED, that the form and terms of the Investment Management Agreement between the Trust, on behalf of the Fund, and Franklin Advisers, Inc. a copy of which is attached as Exhibit A hereto, be and they hereby are approved; and it is further

	RESOLVED, that the form and terms of the Distribution Agreement between the Trust and Franklin/Templeton Distributors, Inc., with respect to the Fund, a copy of which is attached as Exhibit B hereto, be and they hereby are approved; and it is further

RESOLVED, that the operation of the Fund in a manager of managers structure whereby, among other things, the shareholders of the Fund would not be called upon to vote to approve investment sub-advisory agreements, or amendments thereto, involving the provision of investment management services to the Fund by sub-advisers, as may be described from time to time in an exemption application, and any amendments thereto, filed on behalf of one or more Franklin Templeton funds with the U.S. Securities and Exchange Commission be, and it hereby is, approved.

	This consent shall be filed with the records of the meetings of the shareholders of the Fund and shall for all purposes be treated as actions taken at the meetings.


							FRANKLIN RESOURCES, INC.

By:/s/Kimberly H. Novotny
								Kimberly H. Novotny
Assistant Secretary